10(i)(v)
APPENDIX I
TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2
Officers Supplemental Executive Retirement Program II
(Effective as of January 1, 2010)
Appendix I is hereby added to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) effective as of January 1, 2010.

I.01	Purpose. The purpose of this Program is to give enhanced retirement benefits to eligible officers of the Company.

I.02	Definitions and Construction.
(a)	Capitalized terms used in this Appendix that are not defined in this Appendix or Article I of the Plan are taken from the Qualified Plans, and are intended to have the same meaning.

(b)	“Cash Balance Program” means the Northrop Grumman Corporation Cash Balance Program, or any successor thereto.

(c)	Eligible Pay. Subject to paragraphs (1) through (3) below, Eligible Pay will be based on the eligible pay a Participant would have under the Cash Balance Program if (i) the Participant was eligible to participate in the Cash Balance Program, (ii) there were no limits on eligible pay under the Cash Balance Program under applicable limitations of the Code, including section 401(a)(17), and (iii) amounts deferred under the Northrop Grumman Deferred Compensation Plan and the Northrop Grumman Savings Excess Plan counted as eligible pay under the Cash Balance Program.
(1)	If a Participant experiences a Termination of Employment before December 31 or is hired after January 1 of any year, Eligible Pay for the year in which the Participant’s Termination of Employment or date of hire occurs is determined in accordance with the Standard Annualization Procedure in Article 2 of the Cash Balance Program.

(2)	The following shall not be considered as Eligible Pay for purposes of determining the amount of any benefit under the Program:
(A)	any payment authorized by the Compensation Committee that is (1) calculated pursuant to the method for determining a bonus amount under the Annual Incentive Plan (AIP) for a given year, and (2) paid in lieu of such bonus in the year prior to the year the bonus would otherwise be paid under the AIP, and

(B)	any award payment under the Northrop Grumman Long-Term Incentive Cash Plan.
(3)	Eligible Pay shall include amounts earned after a Participant attains age 65.
(d)	Final Average Salary for any Plan Year is the Participant’s average Eligible Pay for the highest three Plan Years in which the Participant was an employee of an Affiliated Company.
(e)	Months of Benefit Service.
(1)	Except as provided in (2) and (3) below, a Participant shall be credited with a Month of Benefit Service for each month that would count as Credited Service under the Cash Balance Program if the Participant was eligible to participate in the Cash Balance Program.

(2)	Months of Benefit Service will continue to be counted for a Participant until cessation of the Participant’s status as an elected or appointed officer of the Company (except as otherwise provided in Section I.04(f)).

(3)	Months of Benefit Service shall not include any time that counts as service under any portion of a plan spun out of the Company’s controlled group, if the service would no longer be treated as benefit accrual service under the Cash Balance Program if the Participant was eligible to participate in the Cash Balance Program.

(4)	Months of Benefit Service shall continue to be earned after a Participant has attained age 65.
(f)	Benefits are calculated without regard to the limits in sections 401(a)(17) and 415 of the Code.

I.03	Eligibility. Eligibility for benefits under this Program is limited to the elected or appointed officers of the Company hired after June 2008 and on or before January 5, 2009 and designated for participation in the Program by the Vice President, Compensation, Benefits & International (as such title may be modified from time to time).

I.04	Benefit Amount.
(a)	A Participant’s annual Normal Retirement Benefit under this Program equals the sum of (1) through (3) below, subject to the limit described in Section I.05:
(1)	2.0% x Final Average Salary x Months of Benefit Service up to 120 months ÷ 12

(2)	1.5% x Final Average Salary x Months of Benefit Service in excess of 120 months up to 240 months ÷ 12
(3)	1.0% x Final Average Salary x Months of Benefit Service in excess of 240 months up to 540 months ÷ 12
(b)	The total benefit payable is a straight life annuity commencing at age 65, assuming an annual benefit equal to the gross benefit under (a). The form of benefit and timing of commencement will be determined under Section I.06.
(c)	If a Participant’s benefit is paid under this Program before age 65, the benefit will be adjusted as follows. The Early Retirement Benefit is a monthly benefit equal to the Normal Retirement Benefit reduced by the lesser of:
(1)	1/12th of 2.5% for each calendar month the payment of benefits begins before age 65; or
(2)	2.5% for each benefit point less than 85 where the Participant’s benefit points (truncated to reach a whole number) equal the sum of:
(A)	his or her age (computed to the nearest 1/12th of a year) at the annuity starting date, and
(B)	1/12th of his or her Months of Benefit Service (also computed to the nearest 1/12th of a year) as of the date his or her employment terminated.
(d)	Except as provided otherwise in this Appendix I, no benefit will be paid under this Program if a Participant experiences a Termination of Employment before (1) attaining age 55 and completing 120 Months of Benefit Service, or (2) attaining age 65 and completing 60 Months of Benefit Service.
(e)	A Participant shall be entitled to benefits notwithstanding the Participant’s failure to meet the requirements of Section I.04(d) if the following requirements are satisfied:
(1)	the Participant has been involuntarily terminated or terminated due to the divestiture of his business unit;
(2)	the Participant has reached age 53 and completed 10 years of early retirement eligibility service, or has accumulated 75 points, as of the date of termination, all as determined under the terms of the Northrop Grumman Pension Plan (assuming the Participant were eligible to participate in such plan); and
(3)	the Participant is actively accruing benefits under the Program as of the date of termination.

If a Participant receives a notice of an involuntary termination and then transfers to another related entity instead of being involuntarily terminated, the Participant will not qualify for vesting under this subsection (e). If an involuntarily terminated Participant is rehired by the Company, vesting under this subsection (e) would not apply unless the Participant is subsequently terminated and meets the requirements described above.

All benefits payable pursuant to this subsection (e) shall be subject to reduction for early retirement as applicable under Section I.04(c).

(f)	The rules set forth in this Section I.04(f) shall apply in the event a Participant ceases to satisfy the eligibility requirements of Section I.03 (the “eligibility requirements”) because the Participant is no longer an elected or appointed officer of the Company:
(1)	for purposes of calculating the Participant’s benefit amount pursuant to Section I.04(a), “Eligible Pay” and “Months of Benefit Service” shall not reflect amounts paid or service on or after the date the Participant ceases to satisfy the eligibility requirements, except that in the event the Participant subsequently satisfies the eligibility requirements, “Eligible Pay” and “Months of Benefit Service” shall reflect all pay and past service to the extent consistent with the terms of this Program in effect for newly eligible employees at the time the Participant satisfies the eligibility requirements for the second time;

(2)	for purposes of applying the 60% limitation pursuant to Section I.05, “Eligible Pay” shall include amounts paid on or after the date the Participant ceases to satisfy the eligibility requirements;

(3)	for purposes of applying Sections I.04(d) and I.04(e), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service;

(4)	for purposes of applying the reduction for early retirement pursuant to Section I.04(c), service on or after the date the Participant ceases to satisfy the eligibility requirements shall continue to count as service.
(g)	If a Participant experiences a Termination of Employment after earning at least three Years of Vesting Service and is not vested in benefits under the Program under subsection (d), (e), or (f) above, he shall be entitled to a benefit equal to the benefit he would have received had he participated in the Cash Balance Program from his date of hire to the date of his Termination of Employment and if there were no Code limits on compensation or benefits under the Cash Balance Program. This benefit will be payable in accordance with Section I.06. Any Participant entitled to a benefit under this subsection (g) shall not be entitled to a benefit under subsection (a).

I.05	Benefit Limit. A Participant’s total accrued benefits under all defined benefit retirement plans, programs, and arrangements maintained by the Affiliated Companies, whether qualified or nonqualified (but not contributory or defined contribution plans, programs, or arrangements) in which he or she participates, including the benefit accrued under Section I.04, may not exceed 60% of his or her Final Average Salary. If this limit is exceeded, the Participant’s benefit accrued under this Program will be reduced to the extent necessary to satisfy the limit.
(a)	The Participant’s Final Average Salary will be reduced for early retirement applying the factors in Sections I.04(c) and I.09.

(b)	The limit in this subsection may not be exceeded even after the benefits under this Program have been enhanced under any Special Agreements.
I.06	Payment of Benefits. Benefits will be paid in accordance with Appendix 2.

I.07	Death Benefits. Any payments to be made upon the death of a Participant shall be determined under and distributed in accordance with Appendix 2.

I.08	Individual Arrangements. This Section applies to a Participant who has an individually-negotiated arrangement with the Company for supplemental retirement pension benefits. Notwithstanding any other provision to the contrary, this Section does not apply to any individually-negotiated arrangements between a Participant and the Company concerning severance payments.
(a)	This Section is intended to coordinate the benefits under this Program with those of any individually-negotiated arrangement. Participants with such arrangements will be paid the better of the benefits under the arrangement or under Sections I.04 or I.07 (as limited by I.05).

(b)	In no case will duplicate benefits be paid under this Program and such an individual arrangement. Any payments under this Program will be counted toward the Company’s obligations under an individual arrangement, and vice-versa.

(c)	If the benefit under an individually-negotiated arrangement exceeds the one payable under this Program, then the individual benefit will be substituted as the benefit payable under this Program (even if it exceeds the limit under I.05).

(d)	To determine which benefit is greater, all benefits will be compared, subject to adjustment for early retirement using the applicable factors and methodologies under Section I.04(c).

(e)	For purposes of (d), the individually-negotiated benefit will be determined in accordance with all of its terms and conditions. Nothing in this Section is meant to alter any of those terms and conditions.

(f)	This Section does not apply to the Special Agreements.

I.09	Actuarial Assumptions. The following defined terms and actuarial assumptions will be used to the extent necessary under Sections I.05 and I.08 to convert benefits to straight life annuity form commencing upon the Participant reaching age 65:

Interest: Five percent (5%)

Mortality: The applicable mortality table which would be used to calculate a lump sum value for the benefit under the Qualified Plans.

Increase in Code Section 415 Limit: 2.8% per year.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after commencement of benefit.

I.10	TASC Participants. Participants who are actively employed in a TASC Entity: 254 or 255 on the date the entities are transferred to an unrelated buyer (“TASC Closing Date”) will be 100% vested in their benefit determined under Section I.04(a), (b) and (c) of the Program on the TASC Closing Date. No pay or service after the TASC Closing Date will count for purposes of determining the amount of such a Participant’s benefit under the Program. If the TASC Closing Date occurs before 2010, the TASC Closing Date shall be deemed to be January 1, 2010 for purposes of determining the rights of Participants.
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               IN WITNESS WHEREOF, this Appendix is hereby executed by a duly authorized officer on this 17th day of December, 2009.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Debora L. Catsavas
Debora L. Catsavas
Vice President, Compensation, Benefits & International